Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP ANNOUNCES $1.25 BILLION DIVESTITURE

OF PERMIAN AND PICEANCE BASIN PROPERTIES

Houston, Texas, September 25, 2008 - Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) announced today it has executed a definitive purchase and sale agreement to sell its interests in oil and gas properties located in the Permian and Piceance Basins for $1.25 billion to Occidental Petroleum Corporation (NYSE: OXY).

“Pursuant to our commitment to strengthen PXP’s financial profile, this transaction increases the Company’s oil weighting for both reserves and production for 2009 and protects a significant portion of our remaining production with our superior hedge put position insuring positive cash flow even in a lower commodity price environment. Additionally, this transaction reduces our corporate debt by at least $1 billion and enables us to lower our projected 2009 capital expenditures to $1.35 billion plus have a pro forma target compounded annual production growth rate in excess of 15% for 2008-2012,” commented Mr. James C. Flores, Chairman, President and Chief Executive Officer of PXP.

“This divestment facilitates PXP’s rotation from assets with moderate growth and challenging differentials to the unparalleled high growth Haynesville Shale play which is proving to have stronger operating metrics and growth attributes with higher wellhead realizations. PXP has a 20% interest in Chesapeake’s as reported 550,000 acre leasehold position holding an estimated 40 trillion cubic feet equivalent of gross un-risked resource potential. With an expanding drilling program and production beginning in the fourth quarter of this year, the Haynesville Shale will become a key driver to our production and reserve growth for most of the next decade while bolstering our return on investment. The Company’s core assets remain our strong California oil production, Texas and Gulf Coast gas assets, long-life Madden field, dynamic Haynesville Shale play and high-impact exploration in the Gulf of Mexico, Offshore California and Vietnam.

“The refocusing of our asset base will increase our high margin, oil weighting and will target a strong organic production growth rate while remaining fiscally disciplined and preserving commodity price upside for our stakeholders,” commented Mr. Flores.

The properties to be sold generate sales volumes net to PXP of approximately 13,000 barrels of oil equivalent per day and had approximately 92 million barrels of oil equivalent proved reserves net to PXP as of December 31, 2007. Pro forma for this transaction, PXP’s oil and gas mix for

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2009 estimated production will increase to 56% oil and to 70% oil for estimated year-end 2008 reserves while on average 75% of our 2009 and 2010 estimated oil production is protected with floors above $100 and approximately 85% of our estimated natural gas production through year-end 2009 is protected with either physical purchases used in our operations or $10 by $20 collars.

The transaction effective date is December 1, 2008 and is expected to close during the fourth quarter 2008 subject to customary closing conditions and adjustments. J.P. Morgan Securities Inc., Banc of America Securities LLC and Barclays Capital Inc. acted as financial advisors to PXP on this transaction.

OUTLOOK

PXP plans to update full-year 2008 operating and financial guidance and provide full-year 2009 operating and financial guidance on November 6, 2008 when third quarter earnings are released.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	completion of the proposed transaction,

•	reserve and production estimates,

•	oil and gas prices,

•	the impact of derivative positions,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2007, for a discussion of these risks.

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All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

Contacts:

Investors: Hance Myers, Vice President Investor Relations

713-579-6291 or 800-934-6083

hmyers@pxp.com

Media: Scott Winters, Vice President Corporate Communications

713-579-6190 or 800-934-6083

swinters@pxp.com

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